Exhibit 10.5f

AMENDMENT TO

WEYCO GROUP, INC. EXCESS BENEFITS PLAN

RELATED TO THE TERMINATION OF THE WEYCO GROUP, INC. PENSION PLAN

WHEREAS, Weyco Group, Inc. (the “Company”) sponsors the Weyco Group, Inc. Excess Benefits Plan (the “Excess Plan”) to provide certain benefits to supplement benefits that eligible participants receive under the Weyco Group, Inc. Pension Plan (the “Pension Plan”) and the Weyco Group, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”);

WHEREAS, the Pension Plan will terminate effective as of August 31, 2026;

WHEREAS, the Company desires to amend the Excess Plan to recognize the termination of the Pension Plan and make certain other clarifying changes described herein;

WHEREAS, the Company, through Unanimous Written Consent of the Board of Directors of the Company duly adopted on August 31, 2026, authorized the Vice President and Chief Financial Officer of the Company (together with any successor to that position) to take formal action to amend the Excess Plan effective as of August 31, 2026; and

WHEREAS, except as otherwise provided in this Amendment, capitalized terms defined in the Excess Plan will have the same meaning in this Amendment.

NOW, THEREFORE, effective as of August 31, 2026, unless a different effective date is specified for a particular provision, the Excess Plan is hereby amended as follows:

1.	The Preamble of the Excess Plan is hereby amended by adding a new paragraph at its current end to read as follows:

The Pension Plan is terminated effective as of August 31, 2026. This Plan shall remain in effect following the termination of the Pension Plan, and benefits under this Plan shall continue to accrue and be paid in accordance with the terms and conditions of this Plan.

2.	The Excess Plan is hereby amended by deleting Section 1.7 in its entirety and replacing it with the following:

“Pension Plan” means the Weyco Group, Inc. Pension Plan, but only the portions thereof relating to salaried employees. Prior to August 31, 2026, benefits under this Plan shall be based upon the Pension Plan as amended from time to time and shall reflect the amended definition of “Compensation” in the Pension Plan effective October 1, 2012. Effective as of August 31, 2026, all references in this Plan to the Pension Plan shall mean the Pension Plan as in effect immediately before August 31, 2026, including the amended definition of “Compensation” effective October 1, 2012. Effective as of August 31, 2026, all references in this Plan to the Pension Plan shall mean the Pension Plan as in effect immediately before August 31, 2026, including the amended definition of “Compensation” and references to the terms, benefit formulas, optional annuity forms, actuarial assumptions and other provisions of the Pension Plan. For the avoidance of doubt, for purposes of this Plan, the Pension Plan benefit “actually payable” and shall be the amount that would be payable under the Pension Plan as of the calculation date in the form of a single-life monthly pension without regard to whether the Pension Plan benefit had been settled in a different form or on a different date in connection with the termination of the Pension Plan.

Dated this 31st day of August, 2026.

/s/ Judy Anderson
Judy Anderson
Vice President and Chief Financial Officer